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                                                                      EXHIBIT 15

                               ARTHUR ANDERSEN LLP

To HBO & Company:

We are aware that HBO & Company has incorporated by reference in its previously filed registration statements on Form S-8 its Form 10-Q for the quarter ended June 30, 1995, which includes our report dated July 19, 1995 covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                       Arthur Andersen LLP
Atlanta, Georgia
July 19, 1995


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